UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 9, 2016

GoDaddy Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36904	46-5769934
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14455 N. Hayden Road
Scottsdale, Arizona 85260
(Address of principal executive offices, including zip code)

(480) 505-8800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(d)    Election of New Director
On March 9, 2016, the board of directors (the “Board”) of GoDaddy Inc. (the “Company”) elected Brian Sharples to serve as a member of the Board, effective immediately. Mr. Sharples will serve in the class of directors whose term expires at the annual meeting of stockholders to be held in 2018. In addition, Mr. Sharples was appointed as a member of the Audit Committee of the Board (the “Audit Committee”), effective immediately. Mr. Sharples will replace Lee Wittlinger on the Audit Committee.
In connection with his election to the Board, the Company entered into an offer letter with Mr. Sharples, pursuant to which Mr. Sharples was granted an equity award for 7,034 shares of the Company’s Class A common stock. The equity award will vest in equal annual installments over a three-year period following Mr. Sharples’ appointment to the Board, subject to Mr. Sharples’ continued service on the Board on each applicable vesting date. The equity award is subject to the terms and conditions of the Company’s 2015 Equity Incentive Plan and the related equity award agreement. Furthermore, in accordance with the Company’s Outside Director Compensation Policy, Mr. Sharples is also entitled to additional cash and equity compensation for his service on the Board and its committees.
Mr. Sharples also executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.20 to the Company’s Registration Statement on Form S-1 (File No. 333-196615) filed with the Securities and Exchange Commission on February 24, 2015.
Item 9.01    Financial Statements and Exhibits
(d)    Exhibits

Exhibit Number	Exhibit Description
10.1	Offer Letter, between the Company and Brian Sharples, dated February 18, 2016
10.2*	Form of Indemnification Agreement between the Company and its directors and officers
____________

*	Incorporated by reference to Exhibit 10.20 filed with the Company’s Registration Statement on Form S-1 (File No. 333-196615), filed with the Securities and Exchange Commission on February 24, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GODADDY INC.

Date:	March 9, 2016	/s/ Scott W. Wagner
Scott W. Wagner
Chief Financial Officer and Chief Operating Officer